Exhibit 99.4

Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

We hereby consent to the use of our opinion letter dated November 12, 2003 to the Board of Directors of GeneSoft Pharmaceuticals, Inc. included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the business combination of Guardian Acquisition, Inc., a wholly owned subsidiary of Genome Therapeutics Corp. with GeneSoft Pharmaceuticals, Inc. and to the references to such opinion in such Joint Proxy Statement—Prospectus under the captions “Summary—Opinion of Genesoft’s Financial Advisor”, “The Merger and Related Transactions—Background of the Merger”, “The Merger and Related Transactions—Consideration of the Merger by Genesoft’s Board of Directors” and “The Merger and Related Transactions—Opinion of Financial Advisor to Genesoft”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

By: /s/    MERRILL LYNCH, PIERCE, FENNER &

                SMITH INCORPORATED

December 11, 2003

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